Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
LEO HOLDINGS III CORP
(under Section 242 of the General Corporation Law of the State of Delaware)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being a duly authorized officer of Leo Holdings III Corp, a Delaware corporation (the “Company”), hereby certifies the following as of this 19th day of November, 2021:

FIRST: The name of the Company is Leo Holdings III Corp.

SECOND: The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on November 19, 2021 under the name Leo Holdings III Corp.

THIRD: The Certificate of Incorporation of the Company is hereby amended to change ARTICLE I thereof, relating to the name of the Company. Accordingly, ARTICLE I of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“ARTICLE I

The name of this corporation is Local Bounti Corporation (the “Corporation”).”

FOURTH: The amendment to the Certificate of Incorporation of the Company effected hereby was approved by the board of directors of the Company in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
* * * * *

IN WITNESS WHEREOF, the undersigned has duly executed, signed and acknowledged this Certificate of Amendment as of the date first written above.

LEO HOLDINGS III CORP

By: /s/ Edward C. Forst
Name: Edward C. Forst
Title: Chairman